Exhibit 99.1

MacroGenics Appoints Dr. Stephen Eck As Chief Medical Officer

Rockville, MD, June 16, 2020 (GLOBE NEWSWIRE) – MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, today announced the appointment of Stephen Eck, M.D., Ph.D. as Senior Vice President, Clinical Development & Chief Medical Officer, effective beginning July 1, 2020.

“We are excited to announce the addition of Stephen Eck to the MacroGenics leadership team. Stephen is a hematologist/oncologist who brings to MacroGenics more than 20 years of broad pharmaceutical and biotech industry experience with proven leadership in the development and commercialization of oncology therapeutics,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “Stephen will be a tremendous asset to our company.”

Dr. Eck most recently served as chief medical officer of Immatics US, a company focused on TCR-based immunotherapies, and as president and chief executive officer of Aravive Biologics. Prior to these roles, Dr. Eck was Vice President and Global Head of Oncology Medical Sciences at Astellas Pharma, managing a portfolio of assets which included enzalutamide (Xtandi®), erlotinib (Tarceva®) and gilteritinib (Xospata®). Dr. Eck has also held leadership positions in drug development as Vice President of Translational Medicine and Pharmacogenomics at Eli Lilly and as Head of Clinical Oncology at Pfizer. He began his professional career at Monsanto in cancer target discovery and later joined the University of Pennsylvania, where he was the Anne B. Young Assistant Professor of Cancer Research and the Director of the Cancer Gene Therapy Program. Dr. Eck currently serves as a director for Luminex Corporation and Circulogene, and on the boards of directors for the Personalized Medicine Coalition and the Central Pennsylvania Clinic. He is also a fellow of the American Association for the Advancement of Science.

Dr. Eck holds a B.A. from Kalamazoo College, an M.S. and a Ph.D. from Harvard University, and an M.D. from the University of Mississippi School of Medicine with Residency and Fellowship training at the University of Michigan.

“MacroGenics has a rich pipeline of immuno-oncology programs,” said Dr. Eck. “I look forward to working together with the MacroGenics team to advance these promising programs and bring new treatment options to patients.”

Ezio Bonvini, M.D., Senior Vice President, Research and Chief Scientific Officer, who was overseeing MacroGenics’ clinical development and related functions on an interim basis will return to serving as the Company’s Chief Scientific Officer.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19), and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Contacts:

Anna Krassowska, Ph.D., Vice President, Investor Relations & Corporate Communications
Jim Karrels, Senior Vice President, CFO
1-301-251-5172, info@macrogenics.com